Zayo Closes Acquisition of IdeaTek Network in Kansas

Boulder, Colo. – January 6, 2015 – Zayo Group, LLC (“Zayo”), a subsidiary of Zayo Group Holdings, Inc. (NYSE:ZAYO), an international provider of Bandwidth Infrastructure services, announced today that, effective January 1, 2015, it has closed its previously announced acquisition of the carrier and enterprise segment of Buhler, KS based IdeaTek Systems Inc. (“IdeaTek”). IdeaTek will retain its residential and small-business divisions, and will continue to operate under the name IdeaTek Telecom, LLC. The transaction purchase price was $52 million and was funded with cash on hand.

The acquisition of IdeaTek added 1,800 route miles to Zayo’s network in Kansas, and included a dense metro footprint in Wichita, Kan. The network spans across Kansas and connects to over 600 cellular towers and over 100 additional buildings. The IdeaTek network complements Zayo’s existing network, which spans more than 81,500 route miles across the U.S. and Europe and connects to more than 16,000 buildings.

“Zayo has worked closely with the IdeaTek team to ensure a seamless transition for its customers,” said Matt Erickson, president of physical infrastructure at Zayo. “We look forward to expanding our relationship with IdeaTek's customers and offering Zayo customers an extended fiber footprint in Kansas."

For more information on Zayo’s network, visit www.zayo.com.

About Zayo Group

Based in Boulder, Colo., Zayo Group Holdings, Inc. (NYSE: ZAYO) is a publicly traded company that provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a full suite of lit services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 81,500 route mile network. The company also offers 37 carrier-neutral colocation facilities across the US and France. Please visit www.zayo.com for more information about Zayo and its fiber solutions.